Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

TRUSTCO BANK CORP NY
(Exact Name of Registrant as Specified in Its Charter)

NEW YORK (State of Incorporation)	14-1630287 (I.R.S. Employer Identification Number)

5 SARNOWSKI DRIVE
GLENVILLE, NEW YORK 12302
(518) 377-3311
(Address, Including ZIP Code, and Telephone Number, Including
Area Code, of Registrant’s Principal Executive Offices)

Robert M. Leonard Secretary TrustCo Bank Corp NY 5 Sarnowski Drive Glenville, New York 12302 (518) 381-3680	with copies to Leonard J. Essig, Esq. Lewis, Rice & Fingersh, L.C. 600 Washington Ave., Suite 2500 St. Louis, Missouri 63101 (314) 444-7600
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐ Reg. No. ________________

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)(2)	Proposed Maximum Offering Price Per Unit(3)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock Par Value $1.00	500,000	$6.16	$3,080,000.00	$219.60
(1) The securities registered hereunder include securities issued pursuant to the terms of the TrustCo Bank Corp NY Dividend Reinvestment Plan that provide for adjustments in the amount of securities being issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Does not include shares of common stock previously registered on Registration Statement No. 333-146926 on Form S-3, as amended. Pursuant to Rule 429 under the Securities Act of 1933, the prospectus that forms a part of this registration statement shall also relate to 2,000,000 shares of common stock previously registered for issuance and sale pursuant to Registration Statement No. 333-146926. Registration fees in the amount of $618.30 were previously paid to the Commission in connection with these previously registered shares.

(3) Pursuant to Rule 457(c), represents the average of the high and low reported prices for the Registrant’s common stock as quoted on the Nasdaq Global Select Market on December 16, 2010, such date being a date within five business days prior to the date of filing of this Registration Statement.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting offers to buy these securities, in any state where such offer or sale is not permitted.

SUBJECT TO COMPLETION, DECEMBER 22, 2010

PRELIMINARY PROSPECTUS

TRUSTCO BANK CORP NY

Dividend Reinvestment and Stock Purchase Plan

2,500,000 Shares of Common Stock

This Prospectus describes the Dividend Reinvestment and Stock Purchase Plan of TrustCo Bank Corp NY (the “Plan”), which provides participants with a convenient and simple method of investing cash dividends and optional cash payments.

If you are or become a participant in the Plan, you may automatically reinvest, into additional shares of our common stock, cash dividends on your existing shares of our common stock. You may also make cash payments for the purchase of additional shares of common stock, and new investors may make their initial investment in our common stock under the Plan. The minimum initial purchase is $50; the minimum amount of subsequent optional cash purchases is $25.

Your participation in the Plan is entirely voluntary, and you may terminate your participation at any time. Shares of common stock will be either purchased directly from us out of authorized but unissued shares or treasury shares or purchased on the open market.

Our transfer agent, Registrar and Transfer Company, will serve as the administrator of the Plan. You may enroll in the Plan by completing and signing an Authorization Form, which can be obtained by calling Registrar and Transfer Company at 800-368-5948 (toll free) and which is also available online at www.rtco.com.

Our principal executive office is located at 5 Sarnowski Drive, Glenville, New York 12302, and our telephone number is (518) 377-3311. Our common stock is listed on the Nasdaq Global Select Market under the symbol “TRST.” We suggest that you retain this Prospectus for future reference. References to “we,” “us” or “our” refer to TrustCo and our directly or indirectly owned subsidiaries, unless the context otherwise requires.

Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See “Risk Factors” on page 1  of this prospectus and the documents incorporated herein by reference for more information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The shares offered are our equity securities and are not savings accounts, deposits or other obligations of any bank subsidiary of ours and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

The date of this Prospectus is _____________, 2010.

ii

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission (the “SEC”) relating to the shares of our common stock to be offered and sold pursuant to the Plan. This prospectus, which does not include all of the information contained in the registration statement, provides you with a general description of the Plan and the securities offered under the Plan. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information about us, the Plan and the securities offered. The registration statement can be read at the SEC web site or at the SEC offices mentioned under the heading  “Where You Can Find More Information.”

When acquiring any securities discussed in this prospectus, you should rely only on the information provided in this prospectus, including the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not offering the securities in any state or jurisdiction where the offer is prohibited. You should not assume that the information in this prospectus or any document incorporated by reference is accurate or complete at any date other than the date indicated on the cover page of this document.

SPECIAL NOTE ABOUT FORWARD-LOOKING STATEMENTS

This prospectus and the documents we incorporate by reference in this prospectus may include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “could,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimate,” “potential” or “continue,” or the negative of these terms or other comparable terminology. The matters addressed by forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect our actual results and could cause our actual financial performance to differ materially from that expressed in any forward-looking statement: (i) credit risk; (ii) interest rate risk; (iii) competition; (iv) changes in the regulatory environment; (v) changes in local market area and general business and economic trends and (vi) the matters described under the heading “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2009 and in our subsequent quarterly reports on Form 10-Q. The foregoing list should not be construed as exhaustive, and we disclaim any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

RISK FACTORS

Investing in our common stock involves a degree of risk. You should carefully review the risks and uncertainties described in our most recent Annual Report on Form 10-K, as updated by any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K that we have filed or will file with the SEC and that are incorporated by reference into this prospectus. The risks described in these documents are not the only ones we face, but those that we currently consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance and historical trends should not be used to anticipate results or trends in future periods. Please also read carefully the section above entitled “Special Note About Forward-Looking Statements.”

THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The following questions and answers state the terms of our Dividend Reinvestment and Stock Purchase Plan and explain how the Plan operates. In the Plan we may refer to our current shareholders and new investors who participate in the Plan as “participants.” Unless the context requires otherwise, all references to “our stock” and similar expressions in this prospectus refer to TrustCo Bank Corp NY common stock.

1. What is a Dividend Reinvestment and Stock Purchase Plan?

A Dividend Reinvestment and Stock Purchase Plan is a method of investment in the securities of a company that uses the cash dividends paid to you by the company to invest in more shares of that company. Since dividend reinvestment plans also allow for holding fractional shares (less than one share), all or part of your dividend payment can be put to use efficiently and economically.

Other advantages of our dividend reinvestment plan are the options to make cash payments into your Plan account to purchase additional shares and to make your first purchase of our shares through the Plan. If you participate in our dividend reinvestment plan, you, as a shareholder, have all the same rights as you would have if you held the shares in a brokerage account or in certificate form. You will be paid all stock dividends or splits and receive proxies and annual tax information. Using a dividend reinvestment plan also means you do not have to worry about losing certificates and the expense of replacing them if they become lost.

2. Who is eligible to participate?

Any person who is a record owner of shares of common stock is eligible to participate in the Plan, although you must become a shareholder of record of TrustCo in order to participate in the dividend reinvestment component of the Plan. If you do not own any shares of our common stock, you may enroll by making an initial purchase of shares directly through the Plan. To receive an Authorization Form to enroll in the Plan, or to receive additional copies of this prospectus, contact Registrar and Transfer Company (or “R&T”), the Plan’s administrator. Information on how to contact Registrar and Transfer Company is set forth in the response to Questions 4 and 5 below.

3. May I participate in the Plan if my shares are registered in “street” name?

If your shares of common stock are registered in the name of a broker or nominee (“street name”), you must either have shares of common stock transferred to your own name in order to participate in the Plan or you may follow the procedures described below for making your initial purchases of our stock through the Plan.

4. How do I participate in the Plan?

You may join the Plan at any time.

If you already are a shareholder of record, you may join the Plan by completing and signing an Authorization Form, which can be obtained by calling Registrar and Transfer Company at 800-368-5948 (toll free) and which also is available online at www.rtco.com. The form must then be mailed to R & T at the address provided below (see Question 5).

If you are not an existing shareholder of record, you may join the Plan by completing and signing an Authorization Form, which can be obtained by calling Registrar and Transfer Company at 800-368-5948 (toll free) and which is also available online at www.rtco.com. The form must then be mailed to R&T at the address provided below (see Question 5); enclose a check made payable to Registrar and Transfer Company for the amount of your investment.

The minimum initial investment is $50. Once you are a shareholder, the minimum purchase amount is $25.

If your completed Authorization Form is received, and shares in your account are held, by Registrar and Transfer Company by the next record date for the payment of dividends, then the dividends payable on your shares of common stock will be used to purchase additional shares of common stock.

If the completed Authorization Form is not received by Registrar and Transfer Company by the next record date for the payment of dividends, and if any shares of our common stock are not properly recorded in your Plan account by that date, the automatic reinvestment of your dividends will not start until the next following dividend payment is made by us. The record dates for payment of dividends on the shares of common stock are usually early in December, March, June and September and the corresponding dividends are paid early in January, April, July and October. Thus, for example, if your completed Authorization Form and shares are not received by the administrator by the record date for the January dividend, the automatic reinvestment of dividends will not begin until the April dividend.

Any optional cash payments submitted by you, whether as an initial investment or a subsequent investment, will, upon completion of your enrollment in the Plan, be invested as described in Question 11.

5. Who administers the Plan?

The Plan is administered by Registrar and Transfer Company, which performs many of the ministerial tasks required in connection with the Plan, such as:

●	holding shares of common stock for the Plan in its name or the name of its nominee,

●	corresponding with Plan participants,

●	distributing the Plan prospectus, Authorization Forms and other documents,

●	maintaining accounts for participants

●	providing statements of account to participants on a regular basis,

●	effecting stock and cash withdrawals by participants and terminations by participants,

●	processing proxy materials for shares of common stock held under the Plan,

●	collecting and holding voluntary cash payments by participants and if purchases are to be made on the open market, funding such trades to the broker who will effect the purchases.

All transaction requests and inquiries should be sent to:

Registrar and Transfer Company
Dividend Reinvestment Plan Department
P.O. Box 664
Cranford, NJ 07016

or

www.rtco.com

or

1-800-368-5948

6. What does it cost to participate?

Your costs for participating in the Plan are as follows:

●	If shares of our common stock are purchased directly from us, you will not be charged any brokerage commissions, service charges or other fees.

●
If shares of our common stock are purchased on behalf of the Plan in open-market transactions, you will be charged any brokerage commissions, service charges or other fees incurred by the Plan’s administrator or agent with respect to the purchases. The decision regarding whether shares of our stock will be purchased directly from us or on the open market will be made by us in our sole discretion.

●
If you sell your shares of common stock through the Plan, you will be charged any brokerage commissions, service charges or other fees incurred in connection with the sale, plus a $15 fee. Please note that if the proceeds of your sale would be greater than $10,000, your sale instructions must be delivered in writing to Registrar & Transfer Company, and your signature on those instructions must be guaranteed as described in Item 16.

●
Inquiries by you or on your behalf that require our personnel to research non-current records (such as requests for prior year account statements) will be subject to a research charge at a rate of $25 per hour. Research time will be recorded in fifteen minute increments.

The specific amount of any brokerage commissions, service charges or other fees incurred in connection with transactions in your account is available upon request from Registrar and Transfer Company.

The fee structure is subject to change. If there are changes in the fee structure, we will notify participants in advance of the effective date of the changes.

7. How does the reinvestment process work?

As a participant in the Plan, you may elect to reinvest all, part or none of the dividends paid on your TrustCo common stock. Your preference should be indicated on the Authorization Form. If you complete and return an Authorization Form without selecting one of these three options, all of your dividends will be automatically reinvested in our common stock.

Full dividend reinvestment: If you select this option, all of the cash dividends paid on the shares you enroll in the Plan will automatically be reinvested to purchase additional shares of our common stock.

Partial dividend reinvestment: If you select this option, a portion of your cash dividends will be paid to you in cash, and the remaining portion of your dividends will be automatically reinvested to purchase additional shares of our common stock. If you choose partial reinvestment, you must specify on the Authorization Form the number of whole shares on which you wish to continue to receive cash dividends by check or to have directly deposited into your designated checking or savings account, as further described below. The remaining dividends will be automatically reinvested.

No dividend reinvestment: If you select this option, all of your dividends will be paid to you in cash. You may choose to have your cash dividends directly deposited into your designated checking or savings account or sent to you by check. To arrange to have your dividends directly deposited into your designated bank account, you must complete and return a direct deposit authorization form. The form is available from the Plan administrator and on the administrator’s website.

8. How can I make initial or optional cash purchases?

New investors may make an initial cash purchase when enrolling in the Plan by enclosing a check with their Authorization Form, or by authorizing an automatic debit or wire transfer from a designated bank account when enrolling online at the Plan administrator’s website. The minimum initial investment is $50.

As a Plan participant, you may also make optional cash purchases of our common stock. The minimum cash purchase accepted per transaction (after your initial enrollment) is $25. The purchase, less any fees and expenses as set forth in Question 6, will be applied toward the purchase of shares for your account as promptly as practicable, usually within five business days upon receipt of funds by the administrator.

Your cash purchases may be commingled by the Plan administrator with dividends and with other participants’ cash purchases for the purpose of buying shares of common stock. You cannot specify the prices or timing of purchases, nor can you make any other limitations on the purchase of shares other than those specified under these terms and conditions. No interest will be paid on optional cash purchases pending investment.

If you choose to submit a check, be sure to use the contribution form that appears on your Plan statement, and mail it to the address specified on the form. Your check should be made payable to Registrar and Transfer Company and must be in U.S. dollars and drawn on a financial institution located in the United States. Alternatively, if you wish to make regular monthly purchases, you may authorize automatic deductions from your bank account. This feature enables you to make ongoing investments in an amount that is comfortable for you, without having to write a check. You also may authorize individual debits or wire transfers from your bank account.

9. What is the price of shares purchased from TrustCo?

The Plan’s purchase of shares of common stock from us, whether out of treasury shares or authorized but unissued shares, will be at a price equal to the average of the high and low prices for shares of our common stock on the applicable purchase date (see Question 11), as reported on the Nasdaq Global Select Market. If the applicable purchase date is not a trading day for Nasdaq market makers, the prices on the next preceding trading day will be used to determine the purchase price. A “trading day” is any day on which trades are reported on the Nasdaq Global Select Market.

10. What is the price of shares purchased on the open market?

The price per share for all shares purchased in the open market to satisfy any Plan requirements will be the weighted average of all shares purchased for the Plan on the applicable purchase date. The purchase price shown on participant account statements will include, as noted in Question 6, any brokerage commission, service charges or other fees paid by the Plan’s administrator or agent with respect to the purchase.

With respect to shares purchased on the open market, the Plan administrator may select one or more agents to assist it in purchasing our shares on the open market, including a brokerage firm that may have other business relationships with us. These agents will receive brokerage commissions on such purchases.

11. When are purchases made?

Purchases with reinvested dividends will be made on, or as soon as possible after, each dividend payment date, which have typically been in early January, April, July and October. All purchases on the open market will be made as soon as possible after dividends and/or cash payments have been received by the administrator. Purchases with the proceeds of cash contributions will be made as promptly as practicable upon receipt of the contributions. We have no control over the times or prices at which agents for the purchase of our shares under the plan may acquire shares on the open market. Therefore, you will not be able to precisely time your purchases through the Plan, and you will bear the market risk associated with fluctuations in the price of our common stock. More specifically, if you send in an initial or optional investment, it is possible that the price of our common stock could go up or down before purchases are made for your account, and you will bear the market risk for such fluctuations. In addition, you will not earn interest on initial or optional investments before the shares are purchased.

12. How many shares of common stock are purchased for me?

The number of shares of common stock purchased for you will depend on the amount of your cash dividend on your previously owned shares of common stock in those months in which a dividend has been declared, the amount of your initial or optional cash payments, if any, and the purchase price of the shares of common stock. Your account will be credited with that number of shares of common stock, including fractions computed to four decimal places, equal to the total amount invested by you plus the amount of dividends paid on shares of common stock allocated to your Plan account, minus the amount of any dividends you elect to receive in cash and minus the amount of any applicable expenses, divided by the applicable purchase price per share of common stock.

13. Will stock certificates be issued for shares held under the Plan?

Normally, certificates for shares of common stock purchased under the Plan will not be issued in your name but will be registered in the name of Registrar and Transfer Company, as the Plan administrator, or its nominee and held for your benefit and credited to your Plan account. Upon your request to the administrator, however, certificates for any number of whole shares of common stock credited to your Plan account will be registered in your name (“participant name registration”) and a certificate for such shares of common stock will be issued to you. A participant name registration will not be permitted for fractional shares of common stock held in your account. Any such fractional share, as well as any whole shares of common stock as to which a participant name registration is not requested, will continue to be credited to your Plan account and all dividends on the fractional and whole shares of common stock will continue to be reinvested in the Plan. Dividends on all shares of common stock as to which participant name registration is requested will continue to be reinvested in the Plan unless you request to withdraw from participation in the Plan (see Question 16). You may also process your request for issuance online at www.rtco.com. You may not pledge or assign shares of common stock credited to your account under the Plan and registered in the name of the administrator or its nominee. If you wish to pledge or assign such shares of common stock, you must request participant name registration for the shares.

14. What kind of reports will I receive?

As soon as practicable after each transaction, you will receive a statement with information about your Plan account, including amounts invested, the purchase and/or sales prices and the number of shares purchased and/or sold. This statement will provide a record of purchases and sales transacted on your behalf under the Plan, and you should retain it for income tax purposes. As soon as practicable after the completion of each calendar quarter, the Plan administrator will mail to you a statement indicating the amount invested and the price per share of common stock, the number of shares of common stock purchased and the total number of shares of common stock held in your account. In addition, as a TrustCo shareholder, you also will receive various communications, including our annual report to shareholders, notices of shareholder meetings, proxy statements and information for income tax reporting.

15. What are the federal income tax consequences of participation in the Plan?

The following is a brief summary of certain federal income tax considerations of participation in the Plan. This summary is for general information only and does not constitute tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended (the “Code”), regulations of the U.S. Department of the Treasury promulgated thereunder, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) and court decisions, all as of the date of this prospectus. Future legislation, Treasury Department regulations, administrative interpretations and practices or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change.

This discussion is limited to federal income tax considerations and does not address issues of state, local or foreign law. It does not purport to deal with all aspects of taxation that may be relevant to you in light of your personal investment circumstances, or if you are a type of investor who is subject to special treatment under the federal income tax laws (including insurance companies, partnerships, tax-exempt organizations, financial institutions or broker dealers, foreign corporations and persons who are not citizens or residents of the United States).

If you purchase shares of common stock from us with reinvested dividends, you will be treated as having received a taxable dividend in an amount equal to the fair market value of the shares of common stock credited to your account on the date the cash dividend is paid. If shares of common stock (including fractional shares) are purchased in open-market transactions, you will be treated as having received a dividend equal to the amount of cash dividend used to make those purchases, plus the amount of any brokerage commissions, service charges or other fees paid by us in connection with those purchases.

The tax basis of shares of common stock purchased with reinvested dividends generally will be the amount of such dividend you are treated as receiving, as described above, and the tax basis of shares of common stock purchased with optional cash payments will be the total dividend you are treated as having received, as described above, plus the amount of any cash payment.

The tax basis of shares of common stock acquired after January 1, 2011 will be reported by R&T in accordance with new U.S. Treasury Department regulations that are effective on that date. Because certain aspects of the Plan do not fall within the narrow definition of “dividend reinvestment plan” under such regulations, we expect that participants in the Plan will not be able to elect to cause R&T, as our transfer agent, to use cost basis averaging for shares in the Plan acquired after January 1, 2011. We expect that R&T’s default method of determining cost basis, which is FIFO – First In, First Out, will apply.

The holding period for shares of common stock credited to your account under either the dividend reinvestment aspect of the Plan or the optional cash purchase aspect of the Plan will begin on the day following the date the shares of common stock are purchased.

You will not recognize any taxable income if certificates are issued to you for shares of common stock credited to your account, regardless of whether the certificates are issued upon your request or upon your withdrawal from or termination of the Plan.

You will recognize gain or loss when whole shares of common stock or fractional shares of common stock held in your account are sold or exchanged by the administrator on your behalf or when you sell your shares of common stock after withdrawal from or termination of the Plan (see Questions 16 and 17). The character of such gain or loss will depend on your personal circumstances. The amount of such gain or loss will be the difference between the amount that you receive or that you are deemed to receive for the shares of common stock and your tax basis in such shares of common stock.

Under certain circumstances described below, we or the Plan administrator may be required to deduct backup withholding on dividend paid to a shareholder, regardless of whether those dividend are reinvested. Similarly, the Plan administrator may be required to deduct backup withholding from the proceeds of sales of common stock held in a Plan account. A participant will be subject to backup withholding if: (1) the participant has failed to properly furnish us and the Plan administrator with its taxpayer identification number; (2) the IRS notifies us or the Plan administrator that the identification number furnished by the participant is incorrect; (3) the IRS notifies us or the Plan administrator that backup withholding should be commenced because the participant has failed to report properly dividend paid to it or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares.

The Plan administrator will report to you the amount of any dividends credited to your account as well as any brokerage trading fees or other related charges paid by us on your behalf. The administrator also will report to you any amounts that are withheld under the backup withholding rules described above. Such information will also be furnished to the IRS to the extent required by law.

The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign shareholder whose dividends are subject to United States income tax withholding, the amount of the tax required to be withheld will be deducted from the amount of dividends to determine the amount of dividends to reinvest.

You should consult your own tax advisor to determine the particular tax consequences that may result from your participation in the Plan and the subsequent disposal by you of shares of common stock purchased under the Plan.

16. How do I withdraw from the Plan?

You may discontinue your participation in the Plan by sending a notice of withdrawal to the Plan’s administrator. The notice of withdrawal must be signed by you exactly as your name appears on the most recent statement of account. We reserve the right to discontinue, in our sole discretion, your participation in the Plan by sending written notice to that effect to you. Upon your withdrawal or, discontinuance of your participation by the administrator, or upon termination of the Plan by us, certificates for whole shares of common stock credited to you under the Plan will be issued to you; a cash payment also will be sent to you for any remaining fractional share. The cash payment for fractional shares will be based on a price equal to the actual sale price for shares sold.

Upon your withdrawal from the Plan, you may, if you desire, request in the written notice of withdrawal referred to above that all or part of the whole shares of common stock credited to your account under the Plan be sold. Such sale will be made by the agent on the open market generally daily, but at least weekly after the Plan’s administrator’s receipt of the request. You will receive the proceeds less a $15 fee, brokerage fees, commissions and transfer taxes, if any. If the proceeds of the sale will exceed $10,000, your signature must be guaranteed by a commercial bank, savings bank, credit union, securities broker or other financial institution that is a member of a medallion signature program such as the Securities Transfer Agents’ Medallion Program (STAMP), Stock Exchange Medallion Program (SEMP) or New York Stock Exchange Medallion Signature Guarantee Program (MSP).

17. When may I withdraw from the Plan?

You may withdraw from the Plan at any time.

If your written notice of withdrawal is received by the Plan’s administrator more than three days prior to the record date for the next dividend, the dividend will be paid directly to you in cash and will not be invested in our common stock. All subsequent cash dividends will also be paid directly to you unless you re-enroll in the Plan.

If your notice of withdrawal is received by the Plan’s administrator less than three days prior to the record date for the next dividend, the cash dividend paid on such dividend payment date and/or any optional cash payment received will be used to purchase shares of common stock under the Plan. All subsequent cash dividends will be paid directly to you unless you re-enroll in the Plan on all balances.

Upon your death, participation in the Plan will continue until the administrator has received written notice of your death and the required notice of withdrawal from an authorized legal representative.

18. What happens when I sell all of the shares registered in my name?

If you sell or transfer all shares of our common stock registered in your name with the effect that you are not a shareholder of record on the record date for the next dividend, you will not receive the dividend at all. If you sell or transfer all shares of our common stock registered in your name after the record date for the next dividend (or fewer than three days prior to that record date, since the transfer may not be settled and reflected in our stockholder records until after the dividend record date), the dividend paid on the related payment date and/or optional cash payments received will be used to purchase shares of our Common Stock under the Plan.

Further, if sales or transfers of shares of common stock result in less than one full share of common stock credited to the participant’s account, in lieu of attempting to contact the participant, the administrator will automatically close such account and pay to the participant, at the latest known address, a cash settlement (determined as described above in Question 16) in lieu of the fractional share of common stock.

19. If I acquire additional shares, will cash dividends automatically be reinvested?

Yes, if the certificates for such shares are issued in the same name as the name on your Plan account.

20. How will my shares of common stock be voted at shareholder meetings?

For each meeting of shareholders, you will receive a proxy that enables you to vote the shares of common stock registered in your name and in the name of the Plan administrator or its nominee and credited to your account under the Plan. As in the case of shareholders generally, if a proxy card is returned properly signed and marked for voting, the shares of common stock covered will be voted as marked. If a proxy card is returned properly signed, but without indicating instructions as to the manner in which shares of common stock are to be voted with respect to any item thereon, the shares of common stock covered will be voted as stated on the proxy card. If the proxy card is not returned, or if it is returned unsigned or improperly signed, the shares of common stock covered will not be voted unless you vote in person at the meeting.

21. What are the responsibilities of the Plan’s administrators and agents?

Neither Plan administrator nor any agents under the Plan have responsibility with respect to the preparation and content of this Prospectus. Neither we nor Registrar and Transfer Company will be liable for any act done in good faith or for any good faith omission to act, including, without limitation, for any claim resulting from the failure to terminate your Plan participation upon your death prior to receipt of legally sufficient instruction with respect thereto, for the price or prices at which shares of common stock are purchased or sold for your account pursuant to the provisions of the Plan and for the time or times at which such purchases of shares of common stock are made.

PLEASE RECOGNIZE THAT TRUSTCO AND THE PLAN’S
ADMINISTRATOR CANNOT ASSURE PARTICIPANTS OF PROFITS,
OR PROTECT PARTICIPANTS AGAINST LOSSES, ON SHARES OF
COMMON STOCK PURCHASED AND/OR HELD UNDER THE PLAN.

22. What happens if TrustCo declares a stock dividend or a stock split?

If there are any changes in our shares by reason of stock dividends, stock splits or consolidation of shares, recapitalizations, mergers, consolidations, reorganizations, combinations or exchange of shares, any shares of common stock issued by us on shares of common stock credited to your Plan account and registered in the name of the Plan’s administrator or its nominee will be added to your account. Any shares of common stock issued by us on shares of common stock registered in your name will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

23. May the Plan be changed or discontinued?

We reserve the right to suspend, modify or terminate the Plan at any time and to interpret and regulate the Plan as we deem necessary or desirable in connection with the operation of the Plan. The Plan’s administrator reserves the right to resign at any time upon reasonable written notice to us, and we may relieve the administrator of its duties at any time upon like notice.

You will receive notice of any suspension, modification or termination of the Plan. Termination of the Plan will have the same effect and will be accomplished as to you and each other participant as if you and such other participant had completely withdrawn from participation in the Plan (see Question 16).

24. Where should correspondence regarding the Plan be directed?

All transactions requests and inquiries should be addressed to:

Registrar and Transfer Company
Dividend Reinvestment Plan Department
P.O. Box 664
Cranford, NJ 07016

or

www.rtco.com

or

1-800-368-5948

USE OF PROCEEDS

No determination has been made as to the specific uses by us of any proceeds resulting from our sale of shares of common stock directly to the Plan, in part because we have no precise method for estimating the number of shares that will be purchased under the Plan, the number of such shares which will be purchased from us (as opposed to on the open market), the timing, or prices of such purchases. We currently intend to add any such proceeds to our general funds to be used for our general corporate purposes.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and accordingly file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may inspect and copy these filings at the SEC’s Public Reference Room at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public on the Internet at the website maintained by the SEC at http://www.sec.gov and on our website (www.trustcobank.com) under the “Investors Relations” tab. This Prospectus does not contain all the information set forth in the Registration Statement relating to the shares to be sold under the Plan and exhibits thereto which we have filed with the SEC under the Securities Act of 1933, as amended (the “Securities Act”), and to which reference is hereby made.

We have filed a registration statement to register with the SEC under the Securities Act of 1933, as amended, the shares of common stock offered hereby. As allowed by SEC rules, this document does not contain all the information that you may find in our registration statement or the exhibits to our registration statement. You may obtain from the SEC a copy of the registration statement and exhibits that we filed with the SEC as described above.

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Plan is terminated:

1.	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.

2.	Our Quarterly Reports on Form 10-Q for the periods ended September 30, 2010, June 30, 2010 and March 31, 2010.

3.
Our current reports on Form 8-K filed December 22, 2010 (two Forms 8-K), November 16, 2010, October 27, 2010, October 19, 2010, October 5, 2010, September 21, 2010, September 8, 2010, August 17, 2010, July 20, 2010 (as amended July 22, 2010), July 8, 2010, May 25, 2010, May 20, 2010, May 18, 2010, April 20, 2010, April 13, 2010, February 16, 2010, February 12, 2010 and January 19, 2010 (two Forms 8-K).

4.	All other reports filed by us pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2010.

5.
The description of our common stock which is contained in our Registration Statement on Form S-4 under the Securities Act, Registration No. 33-40379, effective date May 8, 1991, and an update of that description contained in our Current Report on Form 8-K filed on July 9, 1991; and including any amendment or report filed for purposes of updating such description.

We will provide copies of all documents incorporated by reference, other than exhibits to such documents, without charge to each person who receives a copy of this Prospectus upon written or oral request to TrustCo Bank Corp NY, 5 Sarnowski Drive, Glenville, New York 12302, Attention: Corporate Secretary, Telephone Number (518) 377-3311.

No person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, you should not rely upon such information or representation upon as having been authorized by TrustCo Bank Corp NY. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the securities offered hereby; nor does it constitute an offer to sell or solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. The delivery of this Prospectus at any time does not imply that information herein is correct as of any time subsequent to its date.

LEGAL MATTERS

The legality of the issue of the shares of common stock offered hereunder has been passed upon for us by Lewis, Rice & Fingersh, L.C., St. Louis, Missouri.

EXPERTS

Our consolidated financial statements as of December 31, 2009 and 2008, and for each of the three years in the three-year period ended December 31, 2009, have been audited by Crowe Horwath LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference from our Annual Report on Form 10-K for the year ended December 31, 2009, and has been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

Our unaudited interim financial information for the periods ended September 30, 2010 and 2009, June 30, 2010 and 2009 and March 31, 2010 and 2009 have been reviewed by Crowe Horwath LLP, the independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. However, their separate reports included in the Company’s quarterly reports on Form 10-Q for the quarters ended September 30, 2010, June 30, 2010 and March 31, 2010, and incorporated by reference herein, state that a review is substantially less in scope than an audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not “reports” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

INDEMNIFICATION

Sections 721-725 of the New York Business Corporation Law authorize the indemnification of our directors and officers under certain circumstances. Generally, a corporation may indemnify a director or officer against any judgments, fines, amounts paid in settlement and reasonable expenses, if such director or officer acted in good faith and for a purpose that he or she reasonably believed to be in the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his or her conduct was unlawful. Article XI of our Amended and Restated Certificate of Incorporation provides that our directors shall not be liable to us, or our shareholders, for any breach of duty in such capacity to the fullest extent elimination or limitation of director liability is permitted by the New York Business Corporation Law.

Our bylaws contain detailed procedures to address the circumstances under which an officer or director may seek indemnification and under which the board or other persons, including our shareholders, may authorize indemnification payments. A copy of our bylaws was included as an exhibit to the Report on Form 8-K filed with the Securities and Exchange Commission on September 16, 2008. Pursuant to Employment Agreements between us and certain of our executive officers, we have agreed to indemnify such executives for acts or decisions made by them in good faith while performing services for us, and we shall use our best efforts to obtain insurance coverage relating thereto. Finally, under a policy of directors’ and officers’ insurance with total annual limits of $55,000,000, our directors and officers are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

Registration:	$219.60
Accountants’ Fees*:	$7,500.00
Printing and Engraving*:	$10,000.00
Legal Fees*:	$15,000.00
Miscellaneous Expenses*:	$1,000.00
Total	$33,719.60

*Indicates estimated fees or expenses.

Item 15. Indemnification of Directors and Officers

Sections 721-725 of the New York Business Corporation Law provide for or permit the indemnification of directors and officers of the Registrant, a New York corporation, under certain circumstances. Generally, a corporation may indemnify a director or officer of the corporation against any judgments, fines, amounts paid in settlement and reasonable expenses, if such director or officer acted, in good faith, for a purpose which he or she reasonably believed to be in the best interests of the corporation and, in criminal actions, had no reasonable cause to believe that his or her conduct was unlawful.

Article XI of the Registrant’s Amended and Restated Certificate of Incorporation provides that to the fullest extent elimination or limitation of director liability is permitted by the New York Business Corporation Law, no directors of the corporation shall be liable to the corporation or its shareholders for any breach of duty in such capacity.

TrustCo’s bylaws contain detailed and comprehensive procedures to address the circumstances under which an officer or director of TrustCo may seek indemnification and under which the board or other persons, including TrustCo’s shareholders, may authorize indemnification payments.  A copy of TrustCo’s bylaws was included as an exhibit to the Report on Form 8-K filed by TrustCo with the Securities and Exchange Commission on September 16, 2008. Pursuant to Employment Agreements between the Registrant and certain of its executive officers, the Registrant provides that it shall indemnify such executives for acts or decisions made by such executives in good faith while performing services for the Registrant, and the Registrant shall use its best efforts to obtain insurance coverage relating thereto. Finally, under a policy of directors’ and officers’ insurance with total annual limits of $55,000,000, the directors and officers of the Registrant are insured, subject to the limits, exceptions and other terms and conditions of such policy, against liability for claims made against them for any actual or alleged error or misstatement or misleading statement or act or omission or neglect or breach of duty while acting in their individual or collective capacities as directors or officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling TrustCo pursuant to the foregoing provisions, TrustCo has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and therefore is unenforceable.

Item 16. Exhibits

The following exhibits are submitted herewith:

5	Legal Opinion of Lewis, Rice & Fingersh, L.C.

15	Crowe Horwath LLP letter regarding Unaudited Interim Financial Information

23.1	Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 5)

23.2	Consent of Crowe Horwath LLP

24	Powers of Attorney

Item 17. Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glenville, State of New York, on December 22, 2010.

TrustCo Bank Corp NY

By	/s/ Robert J. McCormick
Robert J. McCormick
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities shown and on December 22, 2010.

Name	Title/Position

/s/ Robert J. McCormick	President and Chief Executive Officer
Robert J. McCormick	(Principal Executive Officer)

/s/ Robert T. Cushing	Executive Vice President and
Robert T. Cushing	Chief Financial Officer (Principal Financial and Accounting Officer)

*	Director
Dennis A. DeGennaro

*	Director
Joseph A. Lucarelli

*	Director
Thomas O. Maggs

*	Director
Anthony J. Marinello, M.D., PhD

*	Director
Robert A. McCormick

*	Director
William D. Powers

*	Director
William J. Purdy

* By:	/s/ Robert T. Cushing
Attorney-in-Fact

EXHIBIT INDEX

Reg. S-K Item 601 Exhibit No.	Exhibit

5	Legal Opinion of Lewis, Rice & Fingersh, L.C.

15	Crowe Horwath LLP letter regarding Unaudited Interim Financial Information

23.1	Consent of Lewis, Rice & Fingersh, L.C. (included in Exhibit 5.1)

23.2	Consent of Crowe Horwath LLP

24	Powers of Attorney